                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2005, and from September 30, 2005 (date of our last examination) through October 31, 2005.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2005, and from September 30, 2005 (date of our last examination) through October 31, 2005, with respect to securities reflected in the investment accounts of the Funds.


SCHWAB CAPITAL TRUST


/s/ Evelyn Dilsaver                             July 27, 2006
------------------------------------------      --------------------------------
Evelyn Dilsaver                                 Date
President and Chief Executive Officer


/s/ George Pereira                              July 27, 2006
------------------------------------------      --------------------------------
George Pereira                                  Date
Principal Financial Officer and Treasurer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 2005. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2005, (with prior notice to management) and with respect to agreement of security purchases and sales, for the period from September 30, 2005 (date of our last examination), through October 31, 2005.

- Review of the Funds' underlying mutual fund investments at October 31, 2005 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date;

- Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at October 31, 2005 with Boston Financial Data Services ("BFDS");

- Review of CSC's reconciliation of their books and records of the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at October 31, 2005, in all material respects;

- Agreement of the Funds' underlying mutual fund investments at October 31, 2005 recorded on the books and records of the Funds to the books and records of CSC.

- Confirmation with BFDS of total shares purchased and total shares redeemed for a sample of separate days during the period from September 30, 2005 through October 31, 2005, related to CSC's omnibus accounts for the underlying mutual fund investments.

- Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from September 30, 2005 through October 31, 2005 from the books and records of the Funds to the books and records of CSC.


We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2005 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
July 27, 2006

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:         Date examination completed:

                      811-7704                                  October 31, 2005

2. State Identification Number:

AL         --      AK     60039730    AZ     20205        AR     60008428    CA     505-6972      CO     IC-1993-06-
                                                                                                         160
CT     214160      DE     339         DC     60009385     FL     Exempt      GA     SC-MF-        HI         --
                                                                                    019938
ID     49355       IL     60005106    IN     93-0319 IC   IA     I-41482     KS     1998S0001357  KY     60005040
LA     98874       ME     213755      MD     SM19981147   MA         --      MI     924329        MN     R-36652.1
MS     MF-98-08-   MO     1993-       MT     39119        NE     35,612      NV         --        NH         --
       129                00496
NJ     BEM-1167    NM     4944        NY         --       NC     3181        ND     V578          OH     47486
OK     SE-2100725  OR     1995-665-4  PA     1993-05-     RI         --      SC     MF11533       SD     15702
                                             025MF
TN     RM04-3592   TX     C-56104     UT     004-8656-45  VT     5/07/98-01  VA     116961        WA     60020838
WV     MF 32088    WI     349089-03   WY     18237        PUERTO RICO               S-19466

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:          Date examination completed:

                      811-7704                                  October 31, 2005

2. State Identification Number:

AL         --      AK     60036878    AZ     13076        AR     60008422    CA     505-6972      CO     IC-1993-06-
                                                                                                         160

CT     214153      DE     3149        DC     60009290     FL     Exempt      GA     SC-MF-        HI         --
                                                                                    019938
ID     45975       IL     60005106    IN     93-0319 IC   IA     I-34553     KS     1996S00000    KY     60005040
                                                                                    67
LA     98874       ME     202648      MD     SM19950826   MA     95-0438     MI     928265        MN     R-36652.1
MS     MF-95-07-   MO     1993-       MT     33571        NE     29,687      NV         --        NH         --
       106                00496
NJ     BEM-1167    NM     11440       NY     S 27-32-26   NC     3181        ND     N129          OH     47486
OK     SE-2100722  OR     1995-665-   PA     1993-05-     RI          --     SC     MF9250        SD     6517
                          1                  025MF
TN     RM04-3592   TX     C-48139     UT     004-8656-45  VT     7/24/95-14  VA     116961        WA     60014080
WV     BC-30435    WI     303932-03   WY     18237        PUERTO RICO               S-16021

   Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:          Date examination completed:

                       811-7704                                 October 31, 2005

2. State Identification Number:

AL         --      AK     60036879    AZ     13077        AR     60008421    CA     505-6972      CO     IC-1993-06-
                                                                                                         160
CT     214151      DE     3150        DC     60009291     FL     Exempt      GA     SC-MF-        HI         --
                                                                                    019938
ID     45978       IL     60005106    IN     93-0319 IC   IA     I-34554     KS     1996S000      KY     60005040
                                                                                    0069
LA     98874       ME     202647      MD     SM19950827   MA     95-0423     MI     928266        MN     R-36652.1
MS     MF-95-07-   MO     1993-       MT     33573        NE     29,680      NV         --        NH         --
       083                00496
NJ     BEM-1167    NM     15784       NY         --       NC     3181        ND     N130          OH     47486
OK     SE-2100723  OR     1995-665-   PA     1993-05-     RI         --      SC     MF9261        SD     6516
                          2                  025MF
TN     RM04-3592   TX     C-48129     UT     004-8656-45  VT     7/24/95-13  VA     116961        WA     60014088
WV     BC-30436    WI     303935-03   WY     18237        PUERTO RICO               S-16019

Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:          Date examination completed:

                                811-7704                        October 31, 2005

2. State Identification Number:

AL         --      AK     60034922    AZ     13078        AR     60008420    CA     505-6972      CO     IC-1993-06-
                                                                                                         160
CT     214152      DE     3151        DC     60009292     FL     Exempt      GA     SC-MF-        HI         --
                                                                                    019938
ID     45976       IL     60005106    IN     93-0319 IC   IA     I-34555     KS     1996S000      KY     60005040
                                                                                    0068
LA     98874       ME     202646      MD     SM19950820   MA     95-0424     MI     928267        MN     R-36652.1
MS     MF-95-07-   MO     1993-00496  MT     33572        NE     29,681      NV         --        NH         --
       080
NJ     BEM-1167    NM     15782       NY     S 27-32-28   NC     3181        ND     N131          OH     47486
OK     SE-2100724  OR     1995-665-   PA     1993-05-     RI         --      SC     MF9260        SD     6518
                          3                  025MF
TN     RM04-3592   TX     C-48130     UT     004-8656-45  VT     7/24/95-15  VA     116961        WA     60014083
WV     BC-30437    WI     303933-03   WY     18237        PUERTO RICO               S-16002

Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           October 31, 2005

2. State Identification Number:

AL        --         AK    60055522      AZ    41146           AR     60017063     CA    505-6972        CO    IC 1993 06 160
CT     1032978       DE    45697         DC    60023975        FL     Exempt       GA    SC-MF-019938    HI         --
ID     58399         IL    60005106      IN    93-0319 IC      IA     I-60273      KS    2005S0001037    KY    60012844
LA     100858        ME    10008613      MD    SM20051285      MA         --       MI    9450744         MN    R-36652.1
MS     60038625      MO    1993-00496    MT    54740           NE     63529        NV        --          NH         --
NJ     BEM-2865      NM    20224         NY    S31-22-20       NC     3181         ND    AR190           OH    47550
OK     SE-2109513    OR    2005-808      PA    1993-05-025MF   RI         --       SC    MF15894         SD    34178
TN     M05-1951      TX    C 77192       UT    006-9580-98     VT     6/29/05-30   VA    116961          WA    60039059
WV     MF 52718      WI    495564-03     WY    18237           PUERTO RICO               S-29569

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           October 31, 2005

2. State Identification Number:

AL        --         AK    60055518      AZ    41142           AR    60017059      CA    505-6972        CO    IC 1993 06 160
CT     1032982       DE    45693         DC    60023971        FL    Exempt        GA    SC-MF-019938    HI         --
ID     58395         IL    60005106      IN    93-0319 IC      IA    I-60269       KS    2005S0001033    KY    60012844
LA     100858        ME    10008609      MD    SM20051289      MA         --       MI    945073          MN    R-36652.1
MS     60038621      MO    1993-00496    MT    54741           NE    63524         NV      --            NH         --
NJ     BEM-2865      NM    20223         NY    S31-22-19       NC    3181          ND    AR186           OH    47550
OK     SE-2109509    OR    2005-804      PA    1993-05-025MF   RI         --       SC    MF15893         SD    34179
TN     M05-1951      TX    C 77193       UT    006-9580-98     VT    6/29/05-31    VA    116961          WA    60039055
WV     MF52719       WI    495560-03     WY    18237           PUERTO RICO               S-29570

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           October 31, 2005

2. State Identification Number:

AL        --         AK    60055519      AZ    41143           AR    60017060      CA    505-6972        CO    IC 1993 06 160
CT     1032981       DE    45694         DC    60023972        FL    Exempt        GA    SC-MF-019938    HI         --
ID     58396         IL    60005106      IN    93-0319 IC      IA    I-60270       KS    2005S0001034    KY    60012844
LA     100858        ME    10008610      MD    SM20051288      MA         --       MI    945074          MN    R-36652.1
MS     60038622      MO    1993-00496    MT    54742           NE    63525         NV        --          NH         --
NJ     BEM-2865      NM    20222         NY    S31-22-18       NC    3181          ND    AR187           OH    47550
OK     SE-2109510    OR    2005-805      PA    1993-05-025MF   RI         --       SC    MF15892         SD    34177
TN     M05-1951      TX    C 77194       UT    006-9580-98     VT    6/29/05-32    VA    116961          WA    60039056
WV     MF 52720      WI    495561-03     WY    18237           PUERTO RICO               S-29571

   Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           October 31, 2005

2. State Identification Number:

AL        --         AK    60055521      AZ    41144           AR    60017062      CA    505-6972        CO    IC 1993 06 160
CT     1032980       DE    45695         DC    60023974        FL    Exempt        GA    SC-MF-019938    HI         --
ID     58398         IL    60005106      IN    93-0319 IC      IA    I-60272       KS    2005S0001036    KY    60012844
LA     100858        ME    10008612      MD    SM20051290      MA         --       MI    945076          MN    R-36652.1
MS     60038624      MO    1993-00496    MT    54744           NE    63527         NV        --          NH         --
NJ     BEM-2865      NM    20221         NY    S31-22-16       NC    3181          ND    AR188           OH    47550
OK     SE-2109512    OR    2005-807      PA    1993-05-025MF   RI         --       SC    MF15891         SD    34176
TN     M05-1951      TX    C 77195       UT    006-9580-98     VT    6/29/05-33    VA    116961          WA    60039058
WV     MF 52721      WI    495563-03     WY    18237           PUERTO RICO               S-29572

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           October 31, 2005

2. State Identification Number:

AL        --         AK    60055520      AZ    41145           AR    60017061      CA    505-6972        CO    IC 1993 06 160
CT     1032979       DE    45696         DC    60023973        FL    Exempt        GA    SC-MF-019938    HI         --
ID     58397         IL    60005106      IN    93-0319 IC      IA    I-60271       KS    2005S0001035    KY    60012844
LA     100858        ME    10008611      MD    SM20051291      MA         --       MI    945075          MN    R-36652.1
MS     60038623      MO    1993-00496    MT    54743           NE    63528         NV        --          NH         --
NJ     BEM-2865      NM    20220         NY    S31-22-17       NC    3181          ND    AR189           OH    47550
OK     SE-2109511    OR    2005-806      PA    1993-05-025MF   RI         --       SC    MF15890         SD    34175
TN     M05-1951      TX    C 77196       UT    006-9580-98     VT    6/29/05-34    VA    116961          WA    60039057
WV     MF 52722      WI    495562-03     WY    18237           PUERTO RICO               S-29573

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104